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                                                                  EXHIBIT 99.1

VALLEY NATIONAL GASES REPORTS IMPROVED EARNINGS FOR FIRST QUARTER

         WASHINGTON, Pa., October 28 /PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the first quarter ended September 30, 2003 were $.07 per diluted share, compared to $.01 per diluted share for the quarter ended September 30, 2002. Sales for the first quarter were $32.4 million, a 3% decrease from the same quarter last year. Net cash provided by operating activities was $2.0 million, resulting in a reduction of debt of $1.0 million for the quarter.

         Valley National Gases' Chief Executive Officer, William Indelicato, commented, "Although hard good sales continue to be sluggish, we were able to offset the decrease in sales and gross profit with reduced operating expenses. Our primary focus continues to be the improvement in operating efficiency."

         Net sales decreased $1.0 million for the quarter, compared to the prior year quarter. Same store sales decreased $1.1 million or 3.4%. Same store propane sales increased $1.1 million reflecting $0.6 million in price increase and $0.5 million in volume increase. Hard good sales were off $1.8 million from the prior year quarter on a same store basis, reflecting softness in the economy and the conscious loss of certain higher volume, very low margin business.

         Operating expenses decreased $0.4 for the quarter in comparison to the same quarter last year. Interest expense decreased $0.6 million for the quarter due to reduced outstanding debt resulting from continuing emphasis on repayment and increased market value of interest rate swap agreements.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-five locations in eleven states. A conference call will be held on Wednesday, October 29, 2003 at 11:00 AM Eastern Standard Time, hosted by the Chief Executive Officer, the President and the Chief Financial Officer, to discuss the first quarter earnings and the outlook on performance. The teleconference will be available by calling 800-215-6519. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter pass code 21163317. The first quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/.


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                       VALLEY NATIONAL GASES INCORPORATED
                              STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                               Three Months Ended
                                                                                  September 30,
                                                                               2003          2002
                                                                             ----------------------
Net Sales                                                                    $32,434        $33,453
Cost of products sold (excluding depreciation and amortization)               14,678         15,395
----------------------------------------------------------------------------------------------------
Gross Profit                                                                  17,756         18,058
Operating and administrative expenses                                         13,502         13,903
Depreciation and amortization                                                  1,849          1,962
----------------------------------------------------------------------------------------------------
Total expenses                                                                15,351         15,865
----------------------------------------------------------------------------------------------------
Income from operations                                                         2,405          2,193
Interest expense (a)                                                           1,481          2,097
Other income                                                                      82             82
----------------------------------------------------------------------------------------------------
Earnings before income taxes                                                   1,006            178
Provision for income taxes                                                       392             74
----------------------------------------------------------------------------------------------------
Net earnings                                                                 $   614        $   104
====================================================================================================

Basic earnings per share                                                     $  0.07        $  0.01
Diluted earnings per share                                                   $  0.07        $  0.01
Weighted average shares
    Basic                                                                      9,357          9,348
    Diluted                                                                    9,388          9,404


(a) The September 2003 quarter results include a decrease in interest expense of $31 and the 2002 quarter results include an increase in interest expense of $350 to record changes in the fair market value of the Company's interest rate swap agreements.


SOURCE:  Valley National Gases Incorporated      10/28/03

/CONTACT:  Robert D. Scherich of Valley National Gases, 724-228-3000/ or
           scherich@vngas.com